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                                 AGREEMENT OF

                            SETTLEMENT AND RELEASE


                                BY AND BETWEEN


                          FURR'S SUPERMARKETS, INC.


                                     AND


                           FLEMING COMPANIES, INC.






                        DATED AS OF OCTOBER 23, 1997

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
                             TABLE OF CONTENTS
                                                                           Page
                                                                           ----
ARTICLE I        DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .  3
            1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE II       THE SALE. . . . . . . . . . . . . . . . . . . . . . . . .  8
            2.1  The Investment Banker . . . . . . . . . . . . . . . . . .  8
            2.2  The Offering. . . . . . . . . . . . . . . . . . . . . . .  9
                 (a) With the El Paso PSC. . . . . . . . . . . . . . . . .  9
                 (b) Without the El Paso PSC . . . . . . . . . . . . . . .  9
                 (c) The El Paso PSC Costs and the Liquidation Costs . . . 10
                 (d) The Acquisition Agreement . . . . . . . . . . . . . . 10
                 (e) Representations and Covenants . . . . . . . . . . . . 10
            2.3  Minimum Bid Price . . . . . . . . . . . . . . . . . . . . 12
            2.4  Stockholders Bids . . . . . . . . . . . . . . . . . . . . 13
            2.5  Calculation of Amounts to be Paid to Holders of
                 Issued Common Stock, Options, Warrants and SARs . . . . . 14

ARTICLE III      THE RELEASES. . . . . . . . . . . . . . . . . . . . . . . 14
            3.1  Furr's Release. . . . . . . . . . . . . . . . . . . . . . 14
            3.2  Fleming Release . . . . . . . . . . . . . . . . . . . . . 14
            3.3  Arbitration . . . . . . . . . . . . . . . . . . . . . . . 14
            3.4  Dissolution Action. . . . . . . . . . . . . . . . . . . . 15

ARTICLE IV       THE SUPPLY AGREEMENT AND FURR'S ELECTION. . . . . . . . . 15
            4.1  The Supply Agreement. . . . . . . . . . . . . . . . . . . 15
                 (a) Sale of Furr's. . . . . . . . . . . . . . . . . . . . 15
                 (b) No Sale . . . . . . . . . . . . . . . . . . . . . . . 16
            4.2  Furr's Election . . . . . . . . . . . . . . . . . . . . . 16
            4.3  Furr's Election to Purchase the El Paso PSC . . . . . . . 16
            4.4  Furr's Elects Not to Purchase the El Paso PSC . . . . . . 16
            4.5  Credit Policies . . . . . . . . . . . . . . . . . . . . . 17
            4.6  Other Indebtedness. . . . . . . . . . . . . . . . . . . . 17
            4.7  Payments. . . . . . . . . . . . . . . . . . . . . . . . . 17
            4.8  Reduction in Charges. . . . . . . . . . . . . . . . . . . 17
            4.9  Union Agreement . . . . . . . . . . . . . . . . . . . . . 19


ARTICLE V        THE STOCKHOLDERS AGREEMENT. . . . . . . . . . . . . . . . 20
            5.1  The Stockholders Agreement. . . . . . . . . . . . . . . . 20
            5.2  Standstill. . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE VI       MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 22
            6.1  Other Conditions. . . . . . . . . . . . . . . . . . . . . 22

    6.2  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . 22
    6.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    6.4  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    6.5  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . 23
    6.6  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . 23
    6.7  Binding On Successors . . . . . . . . . . . . . . . . . . . . . . 23
    6.8  Entire Agreement; Assignment. . . . . . . . . . . . . . . . . . . 24
    6.9  Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    6.10 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    6.11 Modifications and Amendments. . . . . . . . . . . . . . . . . . . 24
    6.12 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 24


                                 EXHIBITS

Exhibit A     Definition of Minimum Bid Price
Exhibit B-1   Special Release (Furr's)
Exhibit B-2   Special Release (Windward Group)
Exhibit B-3   Special Release (Fleming)
Exhibit B-4   Special Release (Management)
Exhibit B-5   Special Release (Officers and Employees)
Exhibit C     Dismissal With Prejudice - Action
Exhibit D-1   Dismissal With Prejudice - Delaware Litigation
Exhibit D-2   Dismissal With Prejudice - Texas Litigation
Exhibit E     Fleming EBITDA Report
Exhibit F     Form of Asset Purchase Agreement
Exhibit G     Form of Escrow Agreement
Exhibit H     Windward Waiver

                     AGREEMENT OF SETTLEMENT AND RELEASE


    THIS AGREEMENT OF SETTLEMENT AND RELEASE (this "Agreement"), entered into as of the 23rd day of October, 1997, by and between FURR'S SUPERMARKETS, INC., a Delaware corporation ("Furr's"), and FLEMING COMPANIES, INC., an Oklahoma corporation ("Fleming"). Fleming and Furr's are herein sometimes referred to as the "Parties".

                                W I T N E S S E T H :

    WHEREAS, Furr's has filed a lawsuit against Fleming, two of its officers (the "Officers") and two other present or former employees (the "Employees") styled FURR'S SUPERMARKETS, INC. V. FLEMING COMPANIES, INC., ET AL., Case No. CIV-97-0410 JC/RLP, United States District Court for the District of New Mexico seeking the termination of the ten (10) year supply agreement dated March 11, 1991 between Furr's and Fleming (as previously amended and as modified and amended in accordance with SECTION 4.8 hereof, the "Supply Agreement"), claiming that it was overcharged for products under the Supply Agreement, breach of contract, misrepresentation, fraud and violation of certain New Mexico trade practices statutes and other claims (the "Action"), and the Local Unions, on behalf of themselves and a class of former and present employees of Furr's moved to intervene in the Action against Fleming (the claims asserted in the motion to intervene, together with any related claims which could be asserted by the Local Unions in other actions, the "Union Claim"); and

    WHEREAS, Furr's has petitioned the court to amend its complaint in the Action to describe allegations against Fleming and the Officers under the Racketeer Influenced Corruption and Organizations Act and other claims seeking damages in excess of $75 million; and

    WHEREAS, Fleming, in response to Furr's alleged competitive bid submitted under paragraph 2 of the Supply Agreement, has commenced the Arbitration Proceeding (as herein defined); and

    WHEREAS, Fleming (i) has filed a derivative lawsuit against Furr's, certain members of the Windward Group (as herein defined), members of the Board and members of Management (as herein defined) styled FLEMING COMPANIES, INC. V. GARY W. SWENSON, ET AL., In the Court of Chancery, State of Delaware, Case No. 15830 alleging conspiracy, mismanagement and waste (the "Delaware Litigation"), (ii) has advised Furr's it will file a complaint against Furr's for appointment of a receiver to effect corporate dissolution in the Court of Chancery, State of Delaware if the Action is not dismissed in accordance with this Agreement (the "Dissolution Action") and (iii) has filed an action styled FLEMING COMPANIES, INC. V. FURR'S SUPERMARKETS, INC., Case No. 3-97 CU 2271-D in the United States District Court for the Northern District of Texas seeking indemnification from Furr's of its obligations with respect to the Union Claim (the "Texas Action"); and

    WHEREAS, Fleming and Furr's are desirous of settling the Action, the Delaware Litigation, the Texas Action and the Arbitration Proceeding and that the Dissolution Action not be pursued; and

    WHEREAS, the authorized capital stock of Furr's consists of 1,000 shares of preferred stock, $.01 par value, none of which is issued, 4,200,000 shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), of which 1,581,984 shares are issued and outstanding, and 50,000 shares of Class B Common Stock (non-voting), $.01 par value (the "Class B Common Stock"), of which 26,494 shares are issued and outstanding (the issued and outstanding Class A Common Stock and Class B Common Stock and the authorized but unissued Class A Common Stock issuable upon the exercise of the Options, Warrants and SARs are together referred to herein as the "Common Stock"); and

    WHEREAS, the Windward Group, Fleming, Management and certain directors of Furr's own the following shares of Common Stock: the Windward Group owns 927,933 shares of Class A Common Stock (which does not include 14,493 shares beneficially owned by a Director Holder and held by the Windward Group) and 26,494 shares of Class B Common Stock; Fleming owns 550,550 shares of Class A Common Stock; Management owns 60,240 shares of Class A Common Stock; and the Director Holders own 43,261 shares of Class A Common Stock (which includes 14,493 shares beneficially owned by a Director Holder and held by the Windward Group) (all such shares of issued and outstanding Common Stock are collectively referred to herein as the "Issued Common Stock"); and

    WHEREAS, the Windward Group owns warrants to purchase 496,667 shares of Class A Common Stock (which does not include the Morrow Warrants held by the Windward Group) at an exercise price of $.01 per share (the "Windward Warrants"), the Morrow Warrants are owned by a Director Holder and held by the Windward Group and Fleming owns warrants to purchase 182,176 shares of Class A Common Stock at an exercise price of $.01 per share (the "Fleming Warrants" and together with the Windward Warrants and the Morrow Warrants, the "Warrants"); and

    WHEREAS, Management and other employees of Furr's and the Director Holders, prior to consummation of the sale of Furr's in accordance with
Article II hereof, will hold options (vested and unvested) to purchase shares of Class A Common Stock as follows: Management and other employees of Furr's hold options to purchase 251,764 shares of Class A Common Stock (and may be granted options to purchase up to an additional 27,985 shares of Class A Common Stock immediately prior to the execution or closing of the Acquisition Agreement); and the Director Holders hold options to purchase 17,000 shares of Class A Common Stock (and may be issued previously allocated options to purchase up to an additional 3,000 shares of Class A Common Stock immediately prior to the execution or closing of the Acquisition Agreement) (together, all such options are referred to herein as the "Options"); and

    WHEREAS, Management holds 107,900 SARs (as herein defined); and

    WHEREAS, the Special Committee has engaged the services of the Banker (as herein defined) to assist it in exploring strategic alternatives available to Furr's.

    NOW, THEREFORE, for and in consideration of the premises, the mutual covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    1.1  DEFINITIONS.

         "ACTION" shall have the meaning set forth in the first "Whereas" clause.

         "ACQUISITION AGREEMENT" means that certain acquisition agreement by and between Furr's and the Purchaser substantially in the form approved by the Board which will provide for the acquisition of Furr's by the Purchaser in accordance with Article II hereof.

         "ADVISOR" shall mean Windward Capital Partners, L.P., a Delaware limited partnership.

         "AFFILIATE(S)" shall have the meaning as set forth in Rule 144(a)(1) of the Securities Act of 1933, as amended.

         "AGREEMENT" means this Agreement of Settlement and Release dated October 23, 1997, by and between Furr's and Fleming.

         "ARBITRATION PROCEEDING" shall mean that certain arbitration proceeding (Case No. 71 181 0010897) commenced by Fleming on March 28, 1997 pursuant to paragraph 2(b) of the Supply Agreement.

         "ASSET PURCHASE AGREEMENT" shall mean an asset purchase agreement substantially in the form attached hereto as EXHIBIT F relating to the sale of the El Paso PSC to the Purchaser or Furr's, as applicable.

         "ASSET SALES PERIOD" shall have the meaning set forth in SECTION 4.3 hereof.

         "BANKER" shall mean Merrill Lynch & Co.

         "BOARD" shall mean the duly elected board of directors of Furr's.

         "CLASS A COMMON STOCK" shall have the meaning set forth in the sixth "Whereas" clause.

         "CLASS B COMMON STOCK" shall have the meaning set forth in the sixth "Whereas" clause.

         "COMMON STOCK" shall have the meaning set forth in the sixth "Whereas" clause.

         "DELAWARE LITIGATION" shall have the meaning set forth in the fourth "Whereas" clause.

         "DIRECTOR HOLDERS" shall mean certain members of the Board who hold shares of Issued Common Stock and who are not employees of Furr's, Fleming or any member of the Windward Group.

         "DISSOLUTION ACTION" shall have the meaning set forth in the fourth "Whereas" clause.

         "DISTRIBUTION DATE" shall have the meaning set forth in SECTION 2.1 hereof.

         "EBITDA" means the earnings before interest, taxes, depreciation and amortization for a twelve month period.

         "EL PASO PSC" means the assets of Fleming to be conveyed to Furr's or the Purchaser, as the case may be, pursuant to the Asset Purchase Agreement, as more fully described in such agreement including, without limitation, the Fleming product supply center located at 9820 Railroad Drive, El Paso, Texas, the El Paso PSC Leases, leasehold improvements, furniture, fixtures, equipment and Inventory.

         "EL PASO PSC COSTS" shall have the meaning set forth in SECTION 2.2(a) hereof.

         "EL PASO PSC LEASES" means (i) the Furr's Warehouse El Paso Lease (9820 Railroad Drive, El Paso, Texas) dated March 1, 1973; (ii) the Refrigeration Lease; (iii) the Railroad Drive Warehouse Lease (9601 Railroad Drive, El Paso, Texas) dated June 15, 1996; and (iv) John Merrell Office Lease (9730 Railroad Drive, El Paso, Texas) dated November 1, 1996.

         "EMPLOYEES" shall have the meaning set forth in the first "Whereas" clause.

         "ESCROW AGREEMENT" shall mean an escrow agreement substantially in the form attached hereto as EXHIBIT G relating to the escrow of the Liquidation Costs.

         "EQUITY CONSIDERATION" shall mean the portion of the Purchase Price that remains after deducting (i) all amounts to repay indebtedness for borrowed money of Furr's, including subordinated debt, and (ii) payments to be made in respect of transaction fees, and adding the aggregate exercise price payable to Furr's by holders upon exercise of all Options, Warrants and SARs.

         "FINANCIAL ADVISORY SERVICES AGREEMENT" shall mean that certain Financial Advisory Services Agreement dated as of June 30, 1995, between Furr's and the Advisor.

         "FIRST PERIOD" shall have the meaning set forth in SECTION 4.1(a) hereof.

         "FLEMING" means Fleming Companies, Inc., an Oklahoma corporation.

         "FLEMING WARRANTS" shall have the meaning set forth in the eighth "Whereas" clause.

         "FMP" means the Fleming Flexible Marketing Plan under which FMP Products are being supplied to Furr's from the El Paso PSC and other distribution centers of Fleming.

         "FMP PRODUCTS" means all grocery, frozen and dairy products (other than Perishable Products) supplied to Furr's by Fleming under the Supply Agreement and the FMP.

         "FURR'S" means Furr's Supermarkets, Inc., a Delaware corporation.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

         "INVENTORY" shall have the meaning set forth in SECTION 4.3 hereof.

         "ISSUED COMMON STOCK" shall have the meaning set forth in the seventh "Whereas" clause.

         "LIQUIDATION COSTS" shall have the meaning set forth in SECTION 2.2(b) hereof.

         "LOCAL NO. 745" shall mean the Teamsters Local No. 745, affiliated with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America.

         "LOCAL UNIONS" shall mean United Food and Commercial Workers Union, Local Number 1564 of New Mexico and Local Number 540.

         "LOWER ACCEPTABLE BID" shall have the meaning set forth in SECTION
2.3 hereof.

         "MANAGEMENT" means Jan U. Friederich, Walter R. Doyle, Gene W. Denison and Richard M. Kaufman.

         "MARKETABLE SECURITIES" means any of the following: (i) if a security is an equity security, it must be freely tradable and (a) listed on the New York Stock Exchange ("NYSE"), or (b) listed on the National Association of Security Dealers Automated Quotations ("NASDAQ"), or (c) listed on the American Stock Exchange ("ASE"); or (ii) if a security is a debt security, it must be rated "BBB+" or better by Standard & Poor's Corporation and/or rated "Baa1" by Moody's and listed on the NYSE or the NASDAQ or the ASE.

         "MATCH NOTICE" shall have the meaning set forth in SECTION 2.3 hereof.

         "MINIMUM BID PRICE - EL PASO PSC" shall have the meaning set forth in EXHIBIT A hereto.

         "MINIMUM BID PRICE - LIQUIDATION" shall have the meaning set forth in EXHIBIT A hereto.

         "MORROW WARRANTS" shall mean 14,307 warrants to purchase 14,307 shares of Class A Common Stock beneficially owned by David Morrow, a Director Holder and held by the Windward Group.

         "OFFER NOTICE" shall have the meaning set forth in SECTION 2.3 hereof.

         "OFFERING MEMORANDUM" shall have the meaning set forth in SECTION
2.1 hereof.

         "OFFICERS" shall have the meaning set forth in the first "Whereas" clause.

         "OPTIONS" shall have the meaning set forth in the ninth "Whereas" clause.

         "PARTIES" shall have the meaning set forth in the first paragraph of this Agreement.

         "PAYMENT AMOUNT" means the cash refund to be made to Furr's by Fleming in accordance with the provisions of SECTION 4.8 hereof.

         "PERIOD" means one of thirteen (13) four (4) week periods of time in any fiscal year as established by Fleming for accounting purposes.

         "PERISHABLE PRODUCTS" shall mean produce, meat, bakery and deli products sold to Furr's by Fleming from the El Paso PSC or other distribution centers of Fleming.

         "PLAN" means that certain Furr's Supermarkets, Inc. 1993 Phantom Stock Plan, as amended.

         "PRODUCT SUPPLY DOCUMENTS" shall have the meaning set forth in
SECTION 4.8(d) hereof.

         "PURCHASE PRICE" shall mean the aggregate value of the consideration (cash and/or Marketable Securities) offered or paid, as applicable, by a bona fide bidder in connection with the sale of Furr's consisting of (i) all amounts to repay indebtedness for borrowed money of Furr's, including subordinated debt, (ii) all amounts in respect of the Issued Common Stock,
(iii) all amounts in respect of cancellation of SARs, Warrants and Options equal to the excess of the Share Price over the respective exercise prices thereof, and (iv) payments to be made in respect of transaction fees but excluding payments in respect of El Paso PSC Costs or Liquidation Costs, which is accepted by the Board in accordance with Article II of this Agreement.

         "PURCHASER" means the entity who is the successful bidder for Furr's in accordance with Article II of this Agreement.

         "PURCHASER TRANSITION PERIOD" shall mean an approximate nine (9) month period, subject to adjustment by the Purchaser in accordance with
SECTION 4.1(a) hereof, commencing on the day of the consummation of the transactions contemplated by the Acquisition Agreement if the Purchaser elects to purchase Furr's without the El Paso PSC.

         "REFRIGERATION LEASE" shall mean the El Paso Outside Refrigeration Warehouse Lease (10500 Railroad Drive, El Paso, Texas) dated July 15, 1995.

         "SALE OFFER" shall have the meaning set forth in SECTION 2.3 hereof.

         "SALES PERIOD" shall have the meaning set forth in SECTION 2.2 hereof.

         "SARS" means those stock appreciation rights granted under the Plan.

         "SECOND PERIOD" shall have the meaning set forth in SECTION 4.1(a) hereof.

         "SHARE PRICE" shall mean the per share dollar figure obtained by dividing (i) the Equity Consideration, by (ii) the sum of (A) the number of shares of Issued Common Stock, and (B) the number of shares of Common Stock that would be issued if all Options, Warrants and SARs were exercised.

         "SPECIAL COMMITTEE" shall have the meaning set forth in SECTION 2.3 hereof.

         "STOCKHOLDERS" means collectively the Windward Group, Fleming, Director Holders and Management.

         "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement dated June 30, 1995, by and among Furr's and the Stockholders.

         "SUPPLY AGREEMENT" shall have the meaning set forth in the first "Whereas" clause.

         "TEXAS ACTION" shall have the meaning set forth in the fourth "Whereas" clause.

         "TRANSITION PERIOD" shall mean an approximate nine (9) month period commencing on the day following Furr's' election of the option described in
SECTION 4.2(b) hereof if Furr's is not sold under the provisions of Article II hereof.

         "TRANSPORTATION AGREEMENT" shall mean that certain Transportation Services Agreement (Dedicated Contract Carrier) made and executed on November 7, 1994, by and between Fleming Companies, Inc. and TNT Dedicated Services, Inc., as amended.

         "UNION AGREEMENT" shall mean that certain Agreement dated January 28, 1996 by and between Fleming Companies, Inc. and Local No. 745.

         "UNION AGREEMENT AMENDMENT" shall have the meaning set forth in
SECTION 4.9 hereof.

         "UNION CLAIM" shall have the meaning set forth in the first "Whereas" clause.

         "WARRANTS" shall have the meaning set forth in the eighth "Whereas" clause.

         "WINDWARD GROUP" shall mean WINDWARD CAPITAL ASSOCIATES, L.P., a Delaware limited partnership, WINDWARD/MERCHANT, L.P., a Delaware limited partnership, WINDWARD/PARK FSI, L.L.C., a Delaware limited liability company, WINDWARD/NORTHWEST, L.P., a Delaware limited partnership and WINDWARD/MERBAN, L.P., a Delaware limited partnership.

         "WINDWARD WAIVER" shall have the meaning set forth in SECTION 5.1(b) hereof.

         "WINDWARD WARRANTS" shall have the meaning set forth in the eighth "Whereas" clause.

                                      ARTICLE II

                                       THE SALE

    2.1 THE INVESTMENT BANKER. The Special Committee has engaged the services of the Banker for the purpose of advising the Special Committee in the possible sale of Furr's. The Banker, Furr's and the Special Committee, in conjunction with the Advisor and Fleming, have cooperated in the preparation of an offering circular or memorandum (the "Offering Memorandum") to be sent to prospective bidders and to be used in conducting a sale of Furr's to the bidder which, based on the recommendation of the Special Committee (subject to the provisions and limitations of SECTION 2.3 below), presents the best available alternative to Stockholders in accordance with the terms and provisions of this Agreement. The Parties agree that they shall continue to use reasonable commercial efforts to complete the Offering Memorandum and that the Offering Memorandum shall begin to be distributed to prospective bidders upon the earlier to occur of the completion of the Offering Memorandum or ten business days following the date hereof (the date of such initial distribution, the "Distribution Date"). Additionally, in accordance with the terms of the Financial Advisory Services Agreement, Furr's shall continue to pay to the Advisor fees and expenses payable to the Advisor in accordance with the terms thereof. Except as provided in this Agreement and for consideration payable to Stockholders in consideration for the sale or transfer of Common Stock, Options, Warrants or SARs pursuant to the Acquisition Agreement, none of the Stockholders nor any of their respective Affiliates shall be entitled to receive any fees or other compensation as a result of the sale of Furr's.

    2.2 THE OFFERING. Furr's covenants and agrees to use its reasonable commercial efforts to market Furr's for a period of six (6) months from the Distribution Date (herein the "Sales Period") all in accordance with the terms of this Article II. Furr's shall be marketed and the Offering Memorandum shall describe that prospective bidders may bid for Furr's in the alternative, i.e., with the purchase of the El Paso PSC or without the El Paso PSC.

         (a) WITH THE EL PASO PSC. A potential purchaser may offer to purchase Furr's with the El Paso PSC. In the event of a sale of Furr's under such circumstances, Fleming agrees to transfer the El Paso PSC to the Purchaser or to Furr's (as the Purchaser shall request) in accordance with
SECTION 4.1(a) hereof, and the Parties agree that Fleming shall receive the El Paso PSC Costs in consideration for such transfer, payable in accordance with SECTION 2.2(c) below. For purposes of this Agreement, the "El Paso PSC Costs" shall mean an amount equal to the sum of (i) $6,586,000, (ii) $300,000 if, but only if, the obligations under the Refrigeration Lease are not assumed by the Purchaser or Furr's, and (iii) the value of the Inventory, valued in accordance with SECTION 4.3 hereof; PROVIDED, however that the El Paso PSC Costs shall be increased by an amount equal to the cost of any capital expenditures relating to purchasing new assets other than Inventory made by Fleming after the date hereof which were approved by Furr's (which approval shall not be unreasonably withheld) prior to the commitment by Fleming to such capital expenditure having been made.

         (b) WITHOUT THE EL PASO PSC. A potential purchaser may also offer to purchase Furr's without the El Paso PSC. In the event of a sale of Furr's under such circumstances, the Parties agree that Fleming shall be paid $9,994,000, by Furr's or the Purchaser, as the case may be, in order to defray the cost of Fleming's liquidation and disposition of the El Paso PSC (the "Liquidation Costs"), with such amount payable in accordance with
SECTION 2.2(c) below; PROVIDED, however that in the event that neither the Purchaser nor Furr's, as the case may be, assumes the rights and obligations of Fleming pursuant to the Transportation Agreement, the Liquidation Costs shall be $10,794,000.

         (c) THE EL PASO PSC COSTS AND THE LIQUIDATION COSTS. The Parties agree that Fleming shall be paid (i) the El Paso PSC Costs, if the Purchaser or if Furr's, as the case may be, has elected to acquire the El Paso PSC, upon consummation of the sale of the El Paso PSC to the Purchaser or to Furr's, as the case may be, in accordance with the terms of the Asset Purchase Agreement; or (ii) the Liquidation Costs, if the Purchaser elects to purchase Furr's without the El Paso PSC or if Furr's elects to continue to purchase products from Fleming during the Transition Period and terminate the Supply Agreement in accordance with SECTION 4.2(b) hereof, in either case, on the first day following the end of the Purchaser Transition Period or the Transition Period, as applicable. In the event of a sale of Furr's without the El Paso PSC in accordance with this Article II, the Acquisition Agreement shall provide that an amount received from the Purchaser equal to the Liquidation Costs shall be placed into escrow in accordance with the Escrow Agreement attached hereto as EXHIBIT G in order that Furr's or the Purchaser, as the case may be, may pay the Liquidation Costs when payable in accordance with the foregoing clause (ii), which amount shall be escrowed before the Stockholders receive their proportionate share of the net proceeds of the sale in accordance with the Acquisition Agreement.

         (d) THE ACQUISITION AGREEMENT. Furr's shall require and the Offering Memorandum shall reflect that the Purchaser and Furr's will be required to enter into the Acquisition Agreement during the Sales Period and to close the acquisition of Furr's within one hundred twenty (120) days from the acceptance of any prospective purchaser's bid by Furr's; PROVIDED, that such one-hundred twenty (120) day period shall be extended such that all waiting periods, if any, applicable to the transactions contemplated by the Acquisition Agreement under the HSR Act shall have expired or been terminated; PROVIDED, further that in the event any order, decree, ruling, injunction or other action shall have been entered, promulgated, threatened or enforced by any court or governmental authority of competent jurisdiction which prohibits or restricts (or threatens to prohibit or restrict) such transaction, such one hundred twenty (120) day period shall be extended until such time as such order, decree, ruling, injunction or other action shall become final and non-appealable. In the event of the failure of the Purchaser to consummate the transactions contemplated by the Acquisition Agreement, for purposes of this Agreement a sale of Furr's shall be deemed to have been unsuccessful and Furr's shall be entitled to make an election in accordance with SECTION 4.2 hereof. Furr's shall provide Fleming a reasonable opportunity to review and comment on the form of the Acquisition Agreement prior to its distribution to potential bidders; PROVIDED, however that Furr's shall be under no obligation to revise such draft Acquisition Agreement in any manner based on any such comments other than in respect to agreements, covenants, representations and warranties of Fleming, contained therein, if any, and to conform such draft to the provisions of this Agreement.

         (e)  REPRESENTATIONS AND COVENANTS.

              (i) FLEMING REPRESENTATION AND COVENANT. Fleming represents that (i) the Supply Agreement EBITDA for the twelve months ended July 12, 1997 was in excess of $17 million and (ii) under the Supply Agreement, approximately 98% of product is supplied from the El Paso PSC and approximately 2% of product is supplied from the Fleming product supply center located in Lubbock, Texas. Fleming covenants with Furr's, with the exception of the El Paso PSC Costs and the Liquidation Costs, that (i) it will negotiate in good faith during the Sales Period with any potential purchaser of Furr's the Asset Purchase Agreement, as provided in SECTION 4.1(a) hereof, in the case the Purchaser elects to purchase the El Paso PSC or the termination or continuation of the Supply Agreement if the Purchaser elects not to purchase the El Paso PSC, (ii) it will use its reasonable commercial efforts to assist Furr's in the collection of accounts receivable owing to Furr's from Fleming's vendors but only with respect to transactions as to which Fleming was the supplier or otherwise a party and to assist Furr's in researching and collecting amounts owing to Furr's from Topco Associates, Inc. (iii) it will use its reasonable commercial efforts to assist Furr's, the Banker and the Special Committee to market Furr's during the Sales Period in accordance with this Article II, (iv) it will, during the Transition Period or the Purchaser Transition Period, if any, use its reasonable commercial efforts to cooperate with and assist Furr's in Furr's' conversion to a new information technology system from that used by Fleming but only to the extent permitted in accordance with applicable law and by existing agreements governing the use of Fleming's existing information technology system, and (v) it will use its reasonable commercial efforts to maintain the operation of the El Paso PSC in the ordinary and usual course consistent with past practice (other than the anticipated depletion and replenishment of Inventory and as otherwise provided herein) through the Purchaser Transition Period or the Transition Period, if any, or through the sale of the El Paso PSC, if applicable, including, without limitation, through the maintenance of the necessary workforce required to operate the El Paso PSC other than any reduction in employees associated with the depletion in Inventory and reduction of services and the sale of the El Paso PSC or its liquidation, as the case may be, in accordance with this Agreement. In no event shall Fleming be under any obligation or duty to agree to, modify or amend the purchase price or any other significant term or condition with respect to the sale of the El Paso PSC which would be less beneficial to Fleming than those contained herein or in the Asset Purchase Agreement and is under no duty to act other than in the best interest of Fleming and its stockholders, it being understood and agreed to by the Parties that the actions in accordance with this Agreement, including without limitation, the rights, obligations and agreements of Fleming hereunder, are in the best interest of Fleming and its stockholders.

              (ii) FURR'S COVENANTS. Furr's covenants with Fleming that it will negotiate in good faith during the Sales Period with any potential purchaser of Furr's the Acquisition Agreement, as provided in SECTION 2.2(d) hereof. In no event shall Furr's be under any obligation or duty to agree to, modify or amend the purchase price any other significant term or condition with respect to the sale of Furr's which would be less beneficial to Furr's than those contained herein or in the Acquisition Agreement and is under no duty to act other than in the best interest of Furr's and its stockholders, it being understood and agreed to by the Parties that the actions in accordance with this Agreement, including, without limitation, the rights, obligations and agreements of Furr's hereunder, are in the best interest of Furr's and its stockholders. Furr's covenants and agrees that, subject to the caveat set forth in SECTION 2.4, it will require the Special Committee to make interim reports to the Board with respect to the progress of the sales process and to provide all Stockholders with such information. Furr's further covenants and agrees that during the Sales Period and, upon execution of the Acquisition Agreement, if applicable, through and until the consummation of the acquisition transactions contemplated thereby or the termination thereof, it shall not issue any capital stock or any securities convertible into capital stock (including, without limitation, any additional shares of Common Stock, Options, Warrants or SARs) except as set forth in the ninth "Whereas" clause hereof or as otherwise contemplated by this Agreement.

    2.3 MINIMUM BID PRICE. The Parties agree if a bona fide bid is received as a result of the sale process described in this Article II that equals or exceeds (a) the Minimum Bid Price - El Paso PSC, in case the Purchaser's bid includes the El Paso PSC, or (b) the Minimum Bid Price - Liquidation, in case the Purchaser's bid excludes the El Paso PSC, in either case, the Board, based on the recommendation of the Special Committee, shall accept the bid which it considers, in its sole judgment, to be the best available alternative for maximizing shareholder value (without being required to take into account any impact of the inclusion or exclusion of the El Paso PSC in such a transaction with respect to calculating such shareholder value) so long as the bid accepted qualifies as a Minimum Bid Price - El Paso PSC or Minimum Bid Price -Liquidation. The Parties further agree that if only one bid is received by Furr's under the provisions of Article II hereof that qualifies, the Board shall accept such qualified bid. If neither a Minimum Bid Price - El Paso PSC nor a Minimum Bid Price -Liquidation is attained through the sale process as herein provided, the sale process shall be terminated at the end of the Sales Period; PROVIDED, however, if there is a bona fide bid of less than the Minimum Bid Price - El Paso PSC or the Minimum Bid Price - Liquidation, the Board, in its sole judgement, based on the recommendation of the Special Committee, may elect to accept such bid (a "Lower Acceptable Bid"); PROVIDED further, however, that prior to the acceptance of such bid, Furr's shall have complied with the provisions of the following paragraph.

         Prior to the Board's acceptance, based on the recommendation of the Special Committee, of a Lower Acceptable Bid, Furr's shall notify Fleming in writing of its intent to accept a Lower Acceptable Bid (the "Offer Notice") and offer (the "Sale Offer") to sell Furr's to Fleming at a per share price and on such terms and conditions as are specified in such Offer Notice. Fleming shall have fifteen (15) days following the delivery to Fleming of such Offer Notice in which to accept in writing the Sale Offer. If Fleming does accept the Sale Offer, Fleming and Furr's shall enter into a binding agreement in the form of the acquisition agreement representing the Lower Acceptable Bid. If Fleming does not accept the Sale Offer, the Board shall be free to accept, but shall not be obligated to accept, a Lower Acceptable Bid at any price and on any terms and conditions for the remainder of the Sales Period; PROVIDED, however that in the event a Lower Acceptable Bid includes a per share price that is less than ninety percent (90%) of the per share price previously set forth in the Offer Notice, Fleming shall have a right of first refusal with respect to such Lower Acceptable Bid pursuant to which, if Fleming desires to purchase Furr's at the same price and on the same terms and conditions as offered in such Lower Acceptable Bid, Fleming would have ten (10) days following notification to it by Furr's (the "Match Notice") that the Board has made such election in which to notify Furr's of its exercise of its right of first offer and of its binding acceptance of the terms set forth in the Match Notice, in which case the Parties shall enter into an agreement in the form of the Acquisition

Agreement and thereafter close such transaction within a reasonable period. If Fleming does not exercise such right of first refusal within such ten (10) day period, the Board shall be free to accept, but shall not be obligated to accept, such Lower Acceptable Bid for the remainder of the Sales Period but only at the per share price and on the terms and conditions set forth in the Match Notice.

         The Board has designated a special committee of the Board (the "Special Committee") consisting of the following members: Benjamin F. Montoya, David W. Morrow, Lewis G. Schaeneman, Jr., Thomas J. Sikorski, Gary
L. Swenson and Arthur G. Typermass. The Special Committee will work with the Banker and such other legal and financial advisors as it elects to utilize in connection with the sale process set forth in this Article II in order to set the procedures to be followed by parties participating in the process, to identify and contact potential purchasers, to conduct negotiations with potential purchasers, to make decisions relating to the sale process and to such negotiations during the Sales Period (including with respect to the terms and conditions of any particular transaction and the agreements relating thereto) and to make a determination as to the best available alternative for maximizing shareholder value. In making any such determination, the Special Committee shall be free to consider any and all factors reasonably relevant to such determination including without limitation the value of consideration offered, provided that the Special Committee may only value such consideration that is in cash and/or Marketable Securities irrespective of whether non-Marketable Securities are offered by a prospective purchaser as such consideration; any regulatory and governmental approvals required; financing terms and financial credibility of bidders; the bona fide nature of a particular bid or bidder; and any risks associated with a particular bid. The Parties acknowledge and agree that the decisions of the Special Committee will be final, determinative and binding on the Parties with respect to the transactions contemplated by this Agreement, so long as such decisions are consistent with the terms and provisions of this Agreement. The Special Committee shall recommend to the Board the transaction, if any, which it determines to be the best available alternative for maximizing shareholder value (without taking into account any impact of the inclusion or exclusion of the El Paso PSC in such a transaction with respect to calculating such shareholder value), so long as such decisions are consistent with the terms and provisions of this Agreement. The Parties hereby agree and covenant that Furr's and all of the members of the Board and the Special Committee shall be released of all claims that could be asserted in connection with the sale process contemplated hereby including without limitation any claim relating to its selection of the best available alternative in the sale process or any determinations regarding valuation of various alternative proposals (including whether a selected transaction had a higher or lower shareholder value than any other alternative) and the benefits and risks associated therewith, so long as such decisions are consistent with the terms and provisions of this Agreement.

    2.4 STOCKHOLDERS BIDS. Nothing herein contained shall restrict the Stockholders from bidding for Furr's in accordance with the sale process set forth in this Article II; PROVIDED, that in the event a Stockholder elects to participate in the bidding process, such Stockholder and its representatives (including without limitation, any employee, agent or designee of such Stockholder to the Board (a "Designee")) shall not be provided any information by the Banker, the Special Committee or Furr's regarding the sale process or any other participants in the sale process (including without limitation any information regarding the identity of participants, terms of any offer (including price) and status of negotiations); PROVIDED, however the Parties recognize that Management will be involved in the sales process at the direction of, and to the extent required by, the Special Committee, the Board and the Banker. At such time, however, that a Stockholder who has indicated to Furr's of its (his) intention to bid and has consequently been excluded from the receipt of information regarding the sales process in accordance with the foregoing sentence, either notifies Furr's in writing of its (his) agreement to refrain from bidding or, having bid, irrevocably withdraws its
(his) bid, such Stockholder shall thereafter be entitled to all such information regarding the sales process provided to other Stockholders and such Stockholder's Designees shall thereafter be entitled to all such information provided to the members of the Board by the Special Committee. The Special Committee shall not include any member of the Board who is an employee, agent or designee of any Stockholder who has indicated to Furr's its intention to bid.

    2.5 CALCULATION OF AMOUNTS TO BE PAID TO HOLDERS OF ISSUED COMMON STOCK, OPTIONS, WARRANTS AND SARS. Upon consummation of the sale of Furr's in accordance with the terms and provisions of this Article II, as of the date of the closing of the transactions contemplated by the Acquisition Agreement, the Acquisition Agreement shall provide that (i) holders of Issued Common Stock shall be entitled to receive the Share Price for each share of Common Stock they own, and (ii) holders of Options, Warrants and SARs shall be entitled to receive the Share Price less the applicable exercise price for each share of Common Stock they would have owned had they exercised their right to obtain Common Stock. Furr's shall be entitled to deduct from the amounts payable holders of Options, Warrants and SARs any amounts that Furr's is required to withhold and to pay over such deductions to the appropriate federal or state, local or other tax authorities under applicable law with respect to such amounts.

                                 ARTICLE III

                                THE RELEASES

    3.1 FURR'S RELEASE. Concurrent with the Parties' execution of this Agreement, Furr's shall execute and deliver to Fleming and the Windward Group the Special Release (Furr's) in the form attached hereto as EXHIBIT B-1 and Furr's and Fleming shall cause the dismissal with prejudice of the Action in substantially the form attached hereto as EXHIBIT C to be filed within five
(5) business days.

    3.2 FLEMING RELEASE. Concurrent with the Parties' execution of this Agreement, Fleming shall execute and deliver to Furr's, the Windward Group and Management the Special Release (Fleming) in the form attached hereto as EXHIBIT B-3 and Fleming and Furr's shall cause the dismissal with prejudice of the Delaware Litigation in substantially the form attached hereto as EXHIBIT D-1 and the Texas Action in substantially the form attached hereto as EXHIBIT D-2 to be filed within five (5) business days.

    3.3 ARBITRATION. Concurrent with the Parties' execution of this Agreement, Fleming and Furr's shall dismiss the Arbitration Proceeding. During the Sales Period, and either the Purchaser Transition Period or the Transition Period, if any, Furr's waives any and all rights to resubmit a competitive bid pursuant to paragraph 2(b) of the Supply Agreement.

    3.4 DISSOLUTION ACTION. Fleming hereby agrees that it will not pursue the Dissolution Action or take any action related thereto or in connection therewith (including, without limitation, any similar proceeding regarding the dissolution, liquidation or winding up of the affairs of Furr's, either in the state of Delaware or otherwise) from and after the date hereof based on any action occurring prior to the date hereof.

                                 ARTICLE IV

                  THE SUPPLY AGREEMENT AND FURR'S ELECTION

    4.1  THE SUPPLY AGREEMENT.

         (a) SALE OF FURR'S. (i) In the event of the sale of Furr's to a Purchaser who has elected to purchase the El Paso PSC, Fleming and Furr's (or the Purchaser, as the case may be) shall enter into an asset purchase agreement covering the El Paso PSC substantially in the form of the Asset Purchase Agreement with such changes the parties thereto may agree, which transaction shall be closed within one hundred twenty (120) days from the acceptance of the Purchaser's bid by Furr's subject to the terms and conditions set forth in the Asset Purchase Agreement, which agreement, among other terms and conditions as therein contained, shall require Purchaser to agree to the El Paso PSC Costs as the purchase price of the El Paso PSC. The Supply Agreement shall terminate on the closing of the Asset Purchase Agreement. Pending such closing, Fleming will sell food and related products to the Purchaser or Furr's, as the case may be, and the Purchaser or Furr's shall purchase from Fleming food and related products as the case may be, in accordance with the Supply Agreement

              (ii) Upon the sale of Furr's to a Purchaser who has elected NOT to purchase the El Paso PSC, unless Fleming and the Purchaser have previously mutually agreed otherwise, Fleming shall continue the sale and delivery of food and related products to Furr's under the terms and provisions and for the fees set forth in the Supply Agreement for the duration of the Purchaser Transition Period. During the first seven (7) months of the Purchaser Transition Period (the "First Period"), Furr's shall continue to maintain an annualized volume of purchases pursuant to the Supply Agreement of at least $435 million; PROVIDED, however that the Purchaser may elect, in its sole discretion to shorten the First Period or to avoid the First Period completely and proceed directly to the Second Period by providing written notice to Fleming at least 5 days prior to the closing of the sale of Furr's to such Purchaser. During the last two (2) months of the

Purchaser Transition Period (the "Second Period"), Furr's and Fleming shall phase down the purchase of products under the Supply Agreement; PROVIDED, however, Fleming will sell food and related products to Furr's during the Purchaser Transition Period in accordance with the Supply Agreement. Following the Purchaser Transition Period, Purchaser or Furr's shall pay to Fleming the Liquidation Costs in accordance with the provisions of the Escrow Agreement as set forth in SECTION 2.2(c) hereof.

         (b) NO SALE. In the event Furr's and the Banker are unsuccessful in the sale of Furr's as provided in Article II hereof, the Supply Agreement shall terminate in accordance with the provisions of either SECTION 4.3 or
SECTION 4.4, as the case may be.

    4.2  FURR'S ELECTION.  If there is no sale of Furr's as provided in
Article II hereof, Furr's shall elect, by delivery of written notice to Fleming within thirty (30) days following the end of the Sales Period, to either (a) purchase the El Paso PSC at the El Paso PSC Costs (in which case the Supply Agreement shall terminate on the closing of such purchase) as provided in SECTION 4.3 below or (b) continue to purchase products from Fleming during the Transition Period and pay Fleming the Liquidation Costs at the end of the Transition Period (at which time the Supply Agreement shall terminate) as provided in SECTION 4.4 below.

    4.3 FURR'S ELECTION TO PURCHASE THE EL PASO PSC. If Furr's elects to purchase the El Paso PSC, as provided by the election set forth in SECTION 4.2(a) hereof, such sale shall be consummated in accordance with an asset purchase agreement covering the El Paso PSC substantially in the form of the Asset Purchase Agreement with such changes the parties thereto may agree, which transaction shall be closed within one hundred twenty (120) days following delivery of notice regarding such sale subject to the terms and conditions set forth in the Asset Purchase Agreement, which agreement, among other terms and conditions, shall require Furr's to agree to the El Paso PSC Costs as the purchase price of the El Paso PSC. The period of time from the end of the Sales Period and the closing of the sale of the El Paso PSC to Furr's shall be known as the "Asset Sales Period." The Supply Agreement shall terminate on the closing of the Asset Purchase Agreement. During the Asset Sales Period, Fleming shall provide food and related products to Furr's in accordance with the Supply Agreement.

         With respect to the Inventory (as defined in the Asset Purchase Agreement) located in the El Paso PSC, Furr's agrees to purchase such Inventory under and in accordance with the inventory terms attached as Exhibit A to and made a part of the Asset Purchase Agreement. The Asset Purchase Agreement shall describe the Purchased Assets, the Assumed Liabilities and the Excluded Assets (each as defined in the Asset Purchase Agreement). Furr's shall not be entitled to the business of any other customer of the El Paso PSC who shall be transferred to another Fleming product supply center.

    4.4 FURR'S ELECTS NOT TO PURCHASE THE EL PASO PSC. If Furr's elects the option set forth in SECTION 4.2(b) hereof, Fleming shall continue the sale and delivery of food and related products to Furr's under the terms and provisions and for the fees set forth in the Supply Agreement for the duration of the Transition Period. During the first seven (7) months of the Transition Period, Furr's shall continue to maintain an annualized volume of purchases pursuant to the Supply Agreement of at least $435 million. During the last two (2) months of the Transition Period, Furr's and Fleming shall phase down the purchase of products under the Supply Agreement, each using its best efforts working together to minimize the amount of Inventory in the El Paso PSC at the end of the Transition Period. All Inventory remaining in the El Paso PSC at the end of the Transition Period in excess of $500,000 (except for Inventory held for sale to customers of Fleming other than Furr's) shall be transferred to Furr's at Furr's sole cost and expense which amount shall be paid for in accordance with the terms of the Supply Agreement within ten (10) days from the end of the Transition Period. Within such ten (10) day period, Furr's shall also pay to Fleming the Liquidation Costs in accordance with the provisions of the Escrow Agreement as set forth in SECTION 2.2(c) hereof.

         Nothing herein contained shall require Fleming to sell food and related products to Furr's under the Supply Agreement or otherwise following the end of the Transition Period.

    4.5 CREDIT POLICIES. Furr's and Fleming recognize and agree that as long as the Supply Agreement shall remain in effect, Fleming shall extend to Furr's the normal trade credit it has heretofore extended; PROVIDED, however, if Furr's fails to make timely payment in readily available funds for inventory and fees under, or otherwise breaches, the Supply Agreement, or fails to make timely payment in readily available funds for general merchandise products purchased from any Fleming GMD facility and fees in connection therewith, Fleming shall have the right in its sole and exclusive determination to establish stricter credit policies, including, but not limited to, a policy of C.O.D. For calendar year 1997, Fleming's extension to Furr's of normal trade credits includes, without limitation, a credit policy for holiday turkeys as set forth in that certain Letter Agreement between Furr's and Fleming dated October 7, 1997. For calendar years after 1997, Fleming will consider credit extensions for holiday turkeys based on the then credit of Furr's. In addition and notwithstanding such credit policies, Furr's recognizes and agrees that Fleming has the right in its sole discretion to refrain from supplying food, grocery and related food products or general merchandise products if, for any reason, Furr's fails to make timely payment for such products under Fleming's credit policies established by it from time to time.

    4.6 OTHER INDEBTEDNESS. Upon the termination of the Supply Agreement and as a condition to such termination, Furr's shall pay Fleming any and all other indebtedness owed to it under the Supply Agreement, evidenced by promissory note(s), open account or otherwise.

    4.7 PAYMENTS. All payments to be made by Furr's to Fleming under this Agreement shall be made by wire transfer in readily available funds to an account to be designated by Fleming to Furr's at least three days prior to such payment. Payments under the Supply Agreement shall continue to be made in accordance with the provisions of the Supply Agreement.

    4.8 REDUCTION IN CHARGES. Fleming and Furr's agree, commencing as of the date hereof, that the Supply Agreement shall be amended and modified as follows:

         (a) PAYMENT AMOUNT. For purposes of settling the Action and the delivery of the releases pursuant to Article III hereof, Fleming will refund to Furr's $738,500 per Period (equivalent to $800,000 per month) of its fees and charges for the balance of the term of the Supply Agreement as modified by the terms of this Agreement, except with respect to the last two (2) months of the Transition Period and the Second Period, if either shall be applicable, during which Fleming will refund to Furr's $369,250 per Period (equivalent to $400,000 per month) of its fees and charges, herein referred to as the "Payment Amount."

         (b) PAYMENT. Fleming will pay Furr's the Payment Amount by wire transfer within three business days of the end of each Period for the previous Period (or portion thereof).

         (c) EFFECTIVE DATE. The Payment Amount will be effective upon signing of this Agreement and if this Agreement is executed in the middle of a Period, the modification will be pro rated and be effective for that portion of the Period from the date of signing hereof.

         (d) COST OF GOODS. The costs of goods, fees and all other charges to be paid by Furr's and charged by Fleming under the Supply Agreement, the Sell Plan attached to the Supply Agreement for Perishable Products, and FMP for FMP Products (collectively, the "Product Supply Documents"), shall be determined, calculated and charged in accordance with Fleming's past practices. Furr's ratifies and agrees that Fleming's past practices are consistent with the Product Supply Documents and agrees those practices will be employed for the remaining term of the Supply Agreement; PROVIDED, however, Fleming will do nothing to:

              (i) directly or indirectly increase the cost of goods purchased under the Supply Agreement, except to pass on any actual net increases in costs charged by vendors; or

              (ii) directly or indirectly increase the fees it charges to Furr's under the Supply Agreement and the Product Supply Documents, including without limitation (a) "upcharge" fees, (b) storage, base handling, or transportation fees, (c) corporate staff service charges, or
    (d) IT service charges; or

              (iii) otherwise manipulate or alter the cost of goods or the fee structure in such a way as to reduce the benefit of the Payment Amount.

Fleming and Furr's agree that FMP as introduced to Furr's in August 1995 and as amended to the date of this Agreement will be used to price and sell FMP Products to Furr's.

         (e) FURR'S VOLUME OF PURCHASES. Furr's will continue to purchase substantially the same amount of all categories and mix of products it has purchased from Fleming during the trailing 12 months from July 12, 1997, at a Teamwork Score as defined in the Supply Agreement of at least 60%; PROVIDED, HOWEVER, Furr's shall be under no obligation to discontinue buying goods from existing alternative suppliers. Furr's agrees to make maximum use of Fleming's "bill-through" program.

         (f) FLEMING PERIOD RESULTS. Fleming agrees that during the remaining term of the Supply Agreement, as modified by this Agreement, it will provide Furr's within ten business days after the end of each Period (or portion thereof) commencing with the first Period (or portion of a Period) following the execution of this Agreement, with a report of Fleming's operational results evidencing the EBITDA Fleming realized from Furr's business in the form reflected for the trailing 12 months from July 12, 1997 and set forth as EXHIBIT E attached hereto.

         (g) FURR'S MANAGEMENT OF THE PAYMENT AMOUNT. Furr's and Fleming recognize and agree that it is Furr's sole responsibility to manage the disposition of the Payment Amount and if such amount fails to appear as net income to Furr's it shall not be the responsibility of Fleming.

         (h) PRODUCT SUPPLY DOCUMENTS. Except as modified herein, the Product Supply Documents and each of the terms and conditions contained therein shall remain in full force and effect for the balance of the term of the Supply Agreement, as herein provided.

         (i) SUPPLY AGREEMENT. The Parties recognize and agree that a portion of the El Paso PSC Costs payable to Fleming in the event of the sale of the El Paso PSC and a portion of the Liquidation Costs payable to Fleming in the event El Paso PSC is not sold includes an amount representing a portion of Fleming's unamortized cost of acquiring the right to supply Furr's under the Supply Agreement.

    4.9 UNION AGREEMENT. In the event Furr's or the Purchaser, as the case may be, elects to purchase the El Paso PSC, Furr's or the Purchaser, as the case may be, shall negotiate with Local No. 745 an amendment, modification, or replacement of the Union Agreement (the "Union Agreement Amendment"); which shall provide, inter alia, that Fleming's liability and obligation under the Union Agreement will terminate and that Fleming will no longer be liable for any prospective obligations with respect to the Union Agreement accruing following the date hereof or otherwise accruing in connection with the transactions contemplated by this Agreement or the Asset Purchase Agreement, except as follows:

         (a) in the event Furr's, the Purchaser or Fleming, as the case may be, pays severance to any union members that will not be hired by Furr's or the Purchaser, Fleming shall be liable for the first $200,000 of such severance obligation, and Furr's or the Purchaser, as the case may be, shall be liable for any additional amount; and

         (b) Furr's or the Purchaser, as the case may be, shall pay Fleming $500,000 in cash at the closing of the Acquisition Agreement, and Fleming shall be solely responsible for, and shall indemnify Furr's or the Purchaser, as the case may be, against, any and all liability with respect to any multiemployer pension plans which cover the employees of the El Paso PSC arising as of or prior to the closing of the Asset Purchase Agreement.

    Fleming agrees that it is solely responsible for any and all severance obligations to managerial and other employees who are not covered under the Union Agreement.

                                  ARTICLE V

                         THE STOCKHOLDERS AGREEMENT

    5.1 THE STOCKHOLDERS AGREEMENT. (a) With the exception of the rights provided by and the terms and provisions of Article II of the Stockholders Agreement, Fleming hereby covenants and agrees that it will take no action or otherwise exercise any right pursuant to the Stockholders Agreement from and after the date hereof until the date following the expiration of the Sales Period. Fleming further covenants and agrees that, upon execution of the Acquisition Agreement, if applicable, through and until the closing of the acquisition transactions contemplated by such agreement or the termination thereof, it hereby waives its rights under the Stockholders Agreement:

         (1) in connection with the transactions contemplated thereby as follows:

              (i) the provisions of Section 3.2 of the Stockholders Agreement regarding the right of first refusal with respect to a transfer of Common Stock, including the notice provisions relating thereto;

              (ii) the provisions of Section 5.3 of the Stockholders Agreement requiring that in the event of the sale of assets of Furr's, the applicable purchase agreement shall provide that the purchaser will assume any supply agreement between Fleming and Furr's then in effect;

              (iii) the provisions of clause (f) of Section 5.4 of the Stockholders Agreement with respect to notice to Fleming regarding the terms, provisions and documents relating to a transaction involving Furr's;

              (iv) the provisions of Section 5.7 of the Stockholders Agreement regarding the right of first offer with respect to a transfer of Common Stock, including the notice provisions relating thereto; and

              (v) the provisions of Section 6.1 of the Stockholders Agreement regarding preemptive rights; or

         (2) which are inconsistent with the provisions of this Agreement (or the other agreements contemplated hereby), including but not limited to the provisions of Article III (Restrictions on Transfer; Rights of First Refusal), Article IV (Tag-Along Rights); Article V (Right to Compel Sale or IPO Event); Article VI (Preemptive Rights); and Article VII (Put and Call Rights on Management Stock).

         (b) Concurrently with the Parties' execution of this Agreement, each of the members of the Windward Group shall have executed and delivered to Fleming and Furr's a waiver, in form attached hereto as EXHIBIT H (the 'Windward Waiver"), by the terms and provisions of which each member of the Windward Group, with the exception of the rights provided by and the terms and provisions of Article II of the Stockholders Agreement, shall covenant and agree to take no action or otherwise exercise any right pursuant to the Stockholders Agreement from and after the date of this Agreement until the date following the expiration of the Sales Period. The waiver shall also provide and each member of the Windward Group shall further covenant and agree that, upon the execution of the Acquisition Agreement, if applicable, through and until the closing of the acquisition transactions contemplated thereby or the termination thereof, each of them shall waive their respective rights under the Stockholders Agreement:

         (1) in connection with the transactions contemplated thereby as follows:

              (i) the provisions of Section 3.2 of the Stockholders Agreement regarding the right of first refusal with respect to a transfer of Common Stock, including the notice provisions relating thereto;

              (ii) the provisions of Section 5.1 of the Stockholders Agreement regarding the right to compel sale generally;

              (iii) the provisions of Section 5.2 of the Stockholders Agreement regarding the right of compelled sale pursuant to a sale of the Common Stock;

              (iv) the provisions of Section 5.3 of the Stockholders Agreement regarding the right of compelled sale other than pursuant to a sale of Common Stock;

              (v) the provisions of Section 5.4 of the Stockholders Agreement regarding the cooperation of each Stockholder;

              (vi) the provisions of Section 5.6 of the Stockholders Agreement relating to the rights to compel an IPO Event, as defined in the Stockholders Agreement; and

              (vii) the provisions of Section 6.1 of the Stockholders Agreement regarding preemptive rights; or

         (2) which are inconsistent with the provisions of this Agreement (or the other agreements contemplated hereby), including but not limited to the provisions of Article III (Restrictions on Transfer; Rights of First Refusal), Article IV (Tag-Along Rights); Article V (Right to Compel Sale or IPO Event); Article VI (Preemptive Rights); and Article VII (Put and Call Rights on Management Stock).

The waiver described herein shall also provide that each member of the Windward Group agrees that it will not transfer, pledge or in any manner hypothecate or dispose of its Common Stock during the Sales Period except (i) as provided in this Agreement or (ii) to a Permitted Transferee (as defined in the Stockholders Agreement) who agrees to take such Common Stock subject to the provisions of this Agreement applicable to the Windward Group.

    5.2 STANDSTILL. Fleming agrees that it will not transfer, pledge or in any manner hypothecate or dispose of its Common Stock during the Sales Period except (i) as provided in this Agreement or (ii) to a Permitted Transferee who agrees to take such Common Stock subject to the provisions of this Agreement applicable to Fleming. Furr's covenants and agrees that, upon the execution of the Acquisition Agreement, if applicable, through and until the closing of the acquisition transactions contemplated thereby or the termination thereof, it hereby waives any and all rights it may have under
Section 3.2 of the Stockholders Agreement.

                                  ARTICLE VI

                                 MISCELLANEOUS

    6.1 OTHER CONDITIONS. Concurrently with the Parties' execution of this Agreement (i) each member of the Windward Group shall have executed and delivered (A) to Fleming and Management the Special Release (Windward Group) in the form attached hereto as EXHIBIT B-2 and the Windward Waiver, and (B) to Furr's an acknowledgment that Furr's shall be sold in accordance with the provisions of Article II hereof, including without limitation the minimum bid price provisions of, and the designation of the Special Committee's authority contained in, SECTION 2.3 hereof as set forth in the Windward Waiver, (ii) each of Management shall have executed and delivered to Fleming, the Windward Group and Furr's the Special Release (Management) in the form attached hereto as EXHIBIT B-4, and (iii) each of the Officers and Employees shall have executed and delivered to Furr's, the Windward Group, Fleming and Management the Special Release (Officers and Employees) in the form attached hereto as EXHIBIT B-5.

    6.2 CONFIDENTIALITY. Except as otherwise required by law, the Parties shall not disclose any information regarding the terms and provisions of this Agreement, the Offering Memorandum and the transactions contemplated hereby except as specifically contemplated hereby or as mutually agreed to by the Parties.

    6.3 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the Parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this SECTION 6.3):

if to Furr's:                     with copies to:

Furr's Supermarkets, Inc.         Jacobvitz, Thuma & Matthews
1730 Montano Road, N.W.           500 Marquette N.W., Suite 650
Albuquerque, NM  87107            Albuquerque, NM  87102
Attn: Jan U. Friederich           Attn:  David T. Thuma, Esq.
Telecopy:  (505) 344-0810         Telecopy:  (505) 766-9287

with copies to:

Windward Capital Partners, L.P.   Skadden, Arps, Slate, Meagher & Flom LLP
Americas Tower, 42nd floor        919 Third Avenue
1177 Avenue of the Americas
  New York, NY 10022
New York, NY 10036                Attn:  Eileen Nugent Simon, Esq.
Attn:  Thomas J. Sikorski         Telecopy: (212) 735-2000
Telecopy: (212) 382-6534

if to Fleming:                    with copies to:

Fleming Companies, Inc.           McAfee & Taft
6301 Waterford Blvd.              Two Leadership Square
Oklahoma City, OK  73126          Tenth Floor
Attn:  William J. Dowd            Oklahoma City, OK  73102
       President and Chief        Attn:  John M. Mee, Esq.
       Operating Officer          Telecopy:  (405) 235-0439
Telecopy:  (405) 840-7226

    6.4 GOVERNING LAW. This Agreement and the attached releases shall be governed by the law of the State of Delaware.

    6.5 ATTORNEYS' FEES. In the event of any litigation, arbitration or other adjudicative proceeding arising out of or relating to this Agreement, or either of the attached releases, the prevailing party shall recover its attorneys' fees and costs against the other party or parties.

    6.6 FURTHER ASSURANCES. Each of the Parties shall use reasonable and diligent efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent, and to execute such further documents and perform such further acts as may be reasonably required or appropriate to effectuate the purpose and intent of this Agreement.

    6.7 BINDING ON SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective partners, officers, directors, shareholders, employees, agents, independent contractors and the affiliates, successors, assigns, heirs, executors, administrators and representatives of each of the foregoing.

    6.8 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes and is intended to constitute the entire agreement of the Parties concerning the subject matter hereof. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth herein. All prior discussions and negotiations with respect to the subject matter hereof are superseded by this Agreement. The Parties agree that the Purchaser or Furr's, as the case may be, may assign its rights pursuant to SECTION 4.1(a) or SECTION 4.3, as applicable, to purchase the El Paso PSC to a third party in connection with a sale of Furr's in accordance with Article II hereof or pursuant to SECTION 4.2(a).

    6.9 CONSTRUCTION. The Parties hereby acknowledge that they are sophisticated commercial entities or business people. The Parties also acknowledge that each of them has been represented by independent counsel of their own choice throughout all negotiations preceding the execution of this Agreement, and that they have executed the same upon the advice of their independent counsel. The Parties and their respective counsel cooperated in the drafting and preparation of this Agreement such that it shall be deemed their joint work product and may not be construed against any of the Parties by reasons of its preparation.

    6.10 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, the remaining provisions, and any partially invalid or unenforceable provisions, to the extent valid and enforceable, shall nevertheless be binding and valid and enforceable.

    6.11 MODIFICATIONS AND AMENDMENTS. This Agreement may not be modified or terminated orally and no modification, termination or waiver shall be valid unless in writing and signed by all of the Parties.

    6.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first above written.

FURR'S:                 FURR'S SUPERMARKETS, INC., a Delaware corporation


                        By
                           --------------------------------
                           Jan U. Friederich
                           Chief Executive Officer and Chairman of
                           the Board



FLEMING:                FLEMING COMPANIES, INC., an Oklahoma corporation


                        By
                           --------------------------------
                           William J. Dowd
                           President